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                                                                    EXHIBIT 2.2


                               ASSET PURCHASE AGREEMENT


                                     BY AND AMONG


                                  BRUCE D. MACDONALD

                                         AND

                                  CD WAREHOUSE, INC.


                             DATED AS OF OCTOBER 10, 1996


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                                  TABLE OF CONTENTS


ARTICLE I - TERMS OF PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . 1
    1.1  Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . 1
    1.2  Transfer and Conveyance . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II - PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . 2
    2.1  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER2
    3.1  Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    3.2  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    3.3  Physical Properties . . . . . . . . . . . . . . . . . . . . . . . . . 3
    3.4  Contract Defaults. . . . . . . . . . . . .. . . . . . . . . . . . . . 3
    3.5  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    3.6  True, Correct and Complete Information. . . . . . . . . . . . . . . . 3
    3.7  Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    3.8  Financial Condition and Result of Operations. . . . . . . . . . . . . 4
    3.9  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    3.10 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    3.11 Absence of Certain Changes or Events. . . . . . . . . . . . . . . . . 4
    3.12 Broker's and Finder's Fees. . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . 5
    4.1  Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . 5
    4.2  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    4.3  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    4.4  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE V - COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . 6
    5.1  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . 6
    5.2  Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . 7
    5.3  Access to Properties and Records. . . . . . . . . . . . . . . . . . . 7
    5.4  Approvals of Third Parties. . . . . . . . . . . . . . . . . . . . . . 8
    5.5  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9


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ARTICLE VI - COVENANTS OF BUYER. . . . . . . . . . . . . . . . . . . . . . . . 9
    6.1  Furnishing of Information . . . . . . . . . . . . . . . . . . . . . . 9
    6.2  Approvals of Third Parties. . . . . . . . . . . . . . . . . . . . . . 9
    6.3  Buyer's Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . 9
    6.4  Retention of Records. . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE VII - CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . .  10
    7.1  Representations and Warranties of Seller. . . . . . . . . . . . . .  10
    7.2  Covenants of Seller . . . . . . . . . . . . . . . . . . . . . . . .  10
    7.3  No Casualty Losses. . . . . . . . . . . . . . . . . . . . . . . . .  10
    7.4  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    7.5  No Material Adverse Changes . . . . . . . . . . . . . . . . . . . .  10
    7.14 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . . . . .  11
    8.1  Representations and Warranties of Buyer . . . . . . . . . . . . . .  11
    8.2  Covenants of Buyer. . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IX - DATE AND PLACE OF CLOSING. . . . . . . . . . . . . . . . . . . . 11
    9.1  Date and Place of Closing. . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE X - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   10.1  Seller's and Buyer's Performance . . . . . . . . . . . . . . . . . . 12
   10.2  Buyer's Performance  . . . . . . . . . . . . . . . . . . . . . . . . 12
   10.3  Expenses:  Other Instruments . . . . . . . . . . . . . . . . . . . . 12

ARTICLE XI - POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . 13
   11.1  Transition Period. . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE XII  - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . 13
   12.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   12.2  No Further Force or Effect . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE XIII - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . 14
   13.1  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   13.2  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   13.3  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . 14


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   13.4  Identical Counterparts . . . . . . . . . . . . . . . . . . . . . . . 14
   13.5  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   13.6  Use of Certain Terms . . . . . . . . . . . . . . . . . . . . . . . . 14
   13.7  Modification and Waiver. . . . . . . . . . . . . . . . . . . . . . . 15
   13.8  Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   13.9  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   13.10 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   13.11 No Agent's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   13.12 Binding Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . 16


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                               ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 10th day of October, 1996, by and among BRUCE D. MACDONALD, an individual ("Seller") and CD WAREHOUSE, INC., a Delaware corporation with its principal address at P.O. Box 602, Edmond, Oklahoma 73083-0602 ("Buyer").

    WHEREAS, Seller is engaged, as a franchisee of CD International, Inc. in the business of buying, selling and trading new and used audio compact discs, at 5100 Belt Line, Suite 744, Dallas, Texas 75240 (the "CD Warehouse Store" or "Business"); and

    WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, substantially all of the assets of the Business.

    NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                      ARTICLE I
                              TERMS OF PURCHASE AND SALE

    1.1  PURCHASE AND SALE OF ASSETS.   Subject to and upon the terms and
conditions contained herein, at the Closing (aS defined in Section 9.1), Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase, accept and acquire from Seller, free and clear of all liens, claims, security interests and encumbrances of any nature, all of the following properties and assets (whether real or personal) of Seller related to the Business (collectively, the "Assets"):

    (a) all of the Seller's inventory of new and used audio compact discs (the "Inventory");

    (b) All of Seller's right, title and interest in and to the leasehold agreements to which Seller is a party, as listed on SCHEDULE 1.1 (the "Contract");

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    (c)  All information and all of Seller's records relating to the Business, including, without limitation, customer lists, vendor lists, franchise files, accounting and tax records concerning the same and sales literature and promotional materials;

    (d) All software programs, source and object codes, computer printouts, data bases and related items created, originated or modified by Seller and relating to the Assets or to the Business;

    (e) The furniture, fixtures, equipment, files and other assets currently located at the CD Warehouse Store.

    1.2 TRANSFER AND CONVEYANCE. Seller shall execute and deliver to Buyer at the Closing (i) a bill of sale (in substantially the form of Exhibit A), and
(iii) all such assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto.

                                   ARTICLE II
                                  PURCHASE PRICE

    2.1   PURCHASE PRICE.   The purchase price for the Assets shall be
Twenty-Eight Thousand (28,000) shares of Buyer's common stock, to be issued pursuant to a Subscription Agreement in the form of Exhibit B attached hereto.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows:

    3.1  TITLE.   Seller has, and upon conveyance of the Assets to Buyer by
Seller at the Closing, Buyer will acquire and hold, good and indefeasible title in fee simple to all Assets, free and clear of any and all Encumbrances except as set forth on SCHEDULE 3.1.

    3.2 INVENTORY. Set forth on SCHEDULE 3.2 is a description of all the Inventory as of the date stated thereon, which consists of current items of a quality and quantity that are usable or marketable in the ordinary course of the business of Seller, and items not usable in the

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business of Seller have been written down in value in accordance with the normal business practice of Seller to estimated net realizable market values.


    3.3  PHYSICAL PROPERTIES.   Set forth on SCHEDULE 3.3  is a description of
(i) all office furniture, equipment and supplies owned and to be conveyed by Seller and (ii) all physical properties (other than the types of properties referred to in (i) above), real, personal or mixed, owned and to be conveyed by Seller and included among the Assets. Seller enjoys peaceable possession of all properties owned or leased by it.

    3.4  CONTRACT DEFAULTS.   Seller is not in default in any material respect
under the Contract. The Contract is a legal, valid and binding obligation of the respective parties thereto in accordance with its terms and have not been amended, no defenses, offsets or counterclaims thereto have been asserted or may be made by any party thereto other than Seller, and Seller has waived no substantial rights thereunder.

    3.5  LITIGATION.   Except as set forth on SCHEDULE 3.5 there are no
actions, suits, proceedings, investigations or grievances pending against Seller or, to the best of Seller's knowledge, threatened against Seller, Seller's business or any property or rights of Seller, at law or in equity or admiralty or before or by and court or federal, state municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each an "Agency") which to the best of Seller's knowledge either (i) results or would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Seller or (ii) affects or would, if adversely determined, affect the right or ability of Seller to carry on its business substantially as now conducted. Seller is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Assets, the business operations of Seller or employees of Seller, or in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Assets, its business, operations or employees.

    3.6  TRUE, CORRECT AND COMPLETE INFORMATION.   The information furnished to
Buyer by Seller prior to or on the date of this Agreement and in any Schedule referred to herein is true, correct and complete in all material respects. Such information states all material facts required to be stated therein or with respect thereto or necessary to make the statements therein or with respect thereto, in light of the circumstances under which such statements are made, true correct and complete.

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    3.7  CONSENT.   To the best of Seller's knowledge no consent, approval,
authorization or order of any court, Agency or any other person is required in order to permit Seller to consummate the transactions contemplated by this Agreement.

    3.8 FINANCIAL CONDITION AND RESULT OF OPERATIONS. Seller has previously delivered to Buyer true, correct and complete copies of the balance sheet of Seller's business as of December 31, 1994, and 1995, and the related statement of cash flows for the year then ended. Seller has also previously delivered true correct and complete copies of the balance sheet of Seller's business as of August 31, 1996, and the related statement of cash flows for the period. The financial statements provided (i) are in accordance with the books and records and accounting methods of Seller's business, (ii) present fairly the financial position and results of operations of Seller's business as of the dates and for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved except as noted therein, except that there is no disclosure of items customarily contained in footnotes, the depreciation has been accelerated as permitted under Section 179 of the Internal Revenue Code of 1986, as amended, and such financial statements are unaudited.

    3.9  INSURANCE.   Set forth on SCHEDULE 3.9 is a brief description of all
policies of fire, casualty, liability and other forms of insurance and all fidelity bonds held by Seller.

    3.10 TAXES. Seller has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns which are required to be filed and such returns are true, correct and complete in all respects. Except as set forth on SCHEDULE 3.10, Seller has paid all taxes which have become due or have been assessed and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owing. All tax liabilities to which the properties of Seller may have been subjected have been discharged except for taxes assessed but not yet payable. There are no tax claims presently being asserted against Seller and Seller knows of no basis for any such claim. Seller has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby.

    3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 3.11, since August 31, 1996, Seller has not (i) suffered any extraordinary losses or waived any rights of substantial value; (ii) made any change in its mode of management or any change in its method of operation or method of accounting; (iii) made or become obligated to make any capital expenditures other than such expenditures or commitments not exceeding $5,000 in the aggregate; (iv) experienced or suffered any adverse change in its business, operations or assets

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(whether or not covered by insurance) condition, financial or otherwise, or results of operations; (v) entered into any transaction, except in the ordinary course of its business consistent with past business practice; (vi) received any notice of any claim asserted against it by any Agency which could have a material adverse effect on the business or financial condition of Seller; or (vii) incurred or agreed to incur any material obligation outside the ordinary course of business which has not heretofore been disclosed in writing to Buyer.

    3.12 BROKER'S AND FINDER'S FEES. Seller has not made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

                                      ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby makes the following representations and warranties to Seller:

    4.1  CORPORATE POWER AND AUTHORITY.   The execution, delivery and
performance of this Agreement by Buyer, and all other agreements referred to herein or executed in connection herewith, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Buyer to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect). Buyer has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Certificate of Incorporation or by the Bylaws of Buyer, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of Buyer under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Buyer is a party or

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by which Buyer or its assets, business or operations may be bound or affected or under which Buyer or its assets, business or operations receive benefits,
(iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Buyer which is material to the business or financial condition of Buyer, or
(iv) result in the violation of any provisions of law applicable to Buyer, the violation of which could have a material adverse effect upon the business, operations or assets of Buyer.

    4.2  CONSENTS.   No consent, approval, authorization or order of any court,
Agency or any other person is required in order to permit Buyer to consummate the transactions contemplated by this Agreement.

    4.3 LITIGATION. There is no pending or threatened litigation in any court or any proceeding before any Agency (i) in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby,
(ii) which could, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations of Buyer or (iii) which could, if adversely determined, have a material adverse effect on the right or ability of Buyer to carry on its business substantially as now conducted.

    4.4  COMPLIANCE WITH LAWS.   Except as set forth on SCHEDULE 4.4, Buyer (i)
has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business, (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and order to which it is subject and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted.

                                      ARTICLE V
                                 COVENANTS OF SELLER

    Seller hereby covenants and agrees with Buyer as follows:

    5.1  AFFIRMATIVE COVENANTS.   Prior to the Closing Date (as hereinafter
defined), Seller will operate his Business in the usual, regular and ordinary course of business consistent with past business practices, and will use his best efforts to (i) preserve intact his business and the Assets; (ii) maintain his properties, machinery and equipment in good operating condition and

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repair; (iii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such issuance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence on or prior to the Closing Date without the prior written consent of Buyer); (iv) use its best efforts to preserve its present relationships with lending and other financial institutions, suppliers, customers, and franchisees; and (v) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied.

    5.2 NEGATIVE COVENANTS. Prior to the Closing Date Seller will operate its Business in the usual, regular and ordinary course of business consistent with the past business practices, and will not, without the prior written consent of Buyer: (i) make any increase in the compensation payable or to become payable by it to any employee or contribute or make any commitment to contribute or represent that it will contribute any amounts to any bonus or other employee benefit plan for employees of Seller except as required by law or by the terms of any such plan in the ordinary course of business; (ii) make any material change in the character of its Business; (iii) incur any obligation or liability (fixed or contingent) except in the ordinary course of business; (iv) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) other than in the ordinary course of business; (v) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the Assets, except in the ordinary course of business; (vi) acquire any assets or properties, except in the ordinary course of business; (vii) cancel or compromise any material debt or claim that comprises a part of the assets to be transferred to Buyer; (viii) waive or release any rights of material value that comprise a part of the assets to be transferred to Buyer; (ix) transfer, grant or terminate contract, lease, arrangement or commitment rights under any concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, trade dress or copyrights or registrations or licenses thereof or applications therefore or with respect to any know-how or other proprietary or trade rights; (x) modify or change in any material respect or terminate any Contract; (xi) undertake any material borrowing of any nature whatsoever other than in the ordinary course of business; (xii) make any loans or extensions of credit, except in the ordinary course of business and (xiii) make or become obligated to make any capital expenditures or enter into commitments therefor exceeding $5,000.

    5.3  ACCESS TO PROPERTIES AND RECORDS.    Seller will keep Buyer advised of
all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting Buyer to make a full investigation of the Business, properties, financial condition and investments of Seller during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. Seller

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will, during regular business hours and upon reasonable notice, afford to Buyer and its representatives full access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments, partnership record books and personnel of Seller. Seller will, upon request by Buyer afford to Buyer and its representatives access to the working papers relating to the Financial Statements. Seller will furnish to Buyer all such further information concerning the business and affairs of Seller as Buyer may reasonably request. Seller will update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from Seller required by this Agreement to be disclosed in writing by Seller to Buyer promptly upon any change in the information set forth in such Schedules or other disclosures, and Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof; provided, however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right which Buyer might otherwise have respecting the representations or warranties of Seller continued in this Agreement. No investigation pursuant to this Section 5.3 shall affect any representations or warranties or the conditions to the obligations of Buyer to consummate the transactions contemplated hereby. In the event of the termination of this Agreement, Buyer will deliver to Seller all documents, work papers and other material (including copies thereof) obtained by Buyer or on its behalf from Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Buyer will hold such information in strict confidence and will not use or disclose, or permit any other person or entity to use or disclose, such information until such time as such information is otherwise publicly available. Regardless of whether the transactions contemplated by this Agreement are consummated, Buyer will hold all information acquired from Seller in strict confidence except to the extent that Buyer is required by applicable law to disclose information in connection with the anticipated public offering of Buyer's common stock; further, Buyer will act in good faith with respect to all information acquired from Seller and will not use, and will not permit any other person or entity, to use any information acquired from Seller in any manner that is detrimental to Seller's operation of the Business or is otherwise inconsistent with Seller's best interests or Buyer's obligations pursuant this Agreement.

    5.4  APPROVALS OF THIRD PARTIES.   As soon as practicable after the date
hereof, Seller will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby.

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    5.5  NOTICES.   Seller will timely give all notices required to be given
relating to the transactions contemplated hereby, including without limitation,
(i) notices to employees, and (ii) any notices required or requested to be given to all creditors and claimants against Seller.

                                      ARTICLE VI
                                  COVENANTS OF BUYER

    Buyer hereby covenants and agrees with Seller as follows:

    6.1 FURNISHING OF INFORMATION. Buyer will keep Seller advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully with Seller in bringing about the consummation of the transactions contemplated hereby. In the event of the termination of this Agreement, Seller will deliver to the Buyer all documents, work papers and other material (including copies thereof) obtained by Seller or on its behalf from Buyer as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and, if the transactions contemplated hereby are not consummated, Seller will hold such information in confidence until such time as such information is otherwise publicly available.

    6.2  APPROVALS OF THIRD PARTIES.   As soon as practicable after the date
hereof, Buyer will use its best efforts to secure all necessary consents, approvals and clearances of third parties that shall be required to enable it to consummate the transactions contemplated hereby and will otherwise use its best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

    6.3 BUYER'S BEST EFFORTS. Buyer will use its best efforts, acting in good faith, to cause the consummation of the transactions contemplated by this Agreement in accordance with their terms and conditions.

    6.4 RETENTION OF RECORDS. For a period of six years after the Closing, Buyer will retain all books and records that Buyer receives from Seller. During such period, Seller and its representatives will have access to all such books and records during normal business hours. Buyer will, upon request of Seller, furnish to Seller, without charge, copies of any such books or records.

                                  ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF BUYER

    The obligations of Buyer hereunder shall be subject to the satisfaction of each of the following conditions precedent on or prior to the Closing Date, except such conditions as Buyer may waive in writing.

    7.1 REPRESENTATIONS AND WARRANTIES OF SELLER. All of the representations and warranties of Seller contained in this Agreement and in any Schedule from Seller were true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

    7.2 COVENANTS OF SELLER. All of the covenants and agreements herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

    7.3 NO CASUALTY LOSSES. The Assets shall not have suffered any destruction or damage by fire, explosion or other casualty or any taking by eminent domain which has materially impaired the operation of the Assets or otherwise had a material adverse effect upon the Business conducted by Seller.

    7.4 LITIGATION. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency, (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) which could, if adversely determined, result in any material adverse change in the Business, operations or Assets or the condition, financial, or otherwise, or results of operations of Seller,
(iii) which could, if adversely determined, have a material adverse effect on the right or ability of Seller to carry on its Business as now conducted or (iv) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of its ownership of the Assets.

    7.5 NO MATERIAL ADVERSE CHANGES. There shall not have occurred (i) any material adverse change in the Business or the operations of Seller or the Assets or (ii) any material loss or damage to any of the Assets (whether or not covered by insurance) of Seller. Buyer shall receive a certificate from Seller, dated as of the Closing Date and in form and substance satisfactory to Buyer, as to fulfillment of the conditions set forth in Section 7.11.

    7.6  FURTHER ASSURANCES.    Seller shall take all such further action as
may be reasonably requested by Buyer in order to effectuate the consummation of the transactions contemplated by this Agreement. If Buyer shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in it full title to the Assets, Seller shall cause the appropriate person or entity to execute and deliver all such instruments and take all such action as Buyer may reasonably determine to be necessary.

                                  ARTICLE VIII
                         CONDITIONS TO OBLIGATIONS OF SELLER

    The obligations of Seller to cause the sale of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller may waive in writing:

    8.1 REPRESENTATIONS AND WARRANTIES OF BUYER. All of the representations and warranties of Buyer contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

    8.2  COVENANTS OF BUYER.    All of the covenants and agreements herein on
the part of the Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

                                   ARTICLE IX
                           DATE AND PLACE OF CLOSING

    9.1  DATE AND PLACE OF CLOSING.   Subject to satisfaction or waiver of the
conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Day, Edwards, Federman, Propester & Christensen, Inc. at 210 Park Avenue, Oklahoma Tower 29th Floor in Oklahoma City, Oklahoma or such other place as is mutually agreed to by the parties, at 10:00 A.M. on the __ day of ____, 19__. Title to the Assets shall pass from Seller to Buyer as of 12:01 A.M., Dallas, Texas time, on the day following the Closing Date.

                                   ARTICLE X
                                    CLOSING

    10.1 SELLER'S AND BUYER'S PERFORMANCE. At the Closing, concurrently with performance by Buyer of its obligations to be performed at the Closing:

         (a)  CONVEYANCES.    Seller shall execute and deliver to Buyer, in
form and substance acceptable to Buyer, (i) the Bill of Sale; and (ii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto. If requested by Buyer, such documents shall be in form suitable for recording.

         (b)  RECORDS.    Seller shall deliver to Buyer all documents,
agreements, reports, books, records and accounts pertaining specifically to the Assets which are in Seller's possession, including without limitation any and all files and documents relating to any litigation.

    10.2 BUYER'S PERFORMANCE. At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing:

         (a)  PURCHASE PRICE.   Buyer shall convey and deliver to Seller the
common stock described in Section 2.3, and shall execute the Subscription Agreement.

    10.3 EXPENSES:  OTHER INSTRUMENTS.   In addition to the foregoing, Buyer
and Seller agree as follows:

         (a)  FURTHER ACTION BY SELLER.    At any time and form time to time,
at or after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to vest in and confirm to Buyer full and complete title to, possession of, and the right to use and enjoy, the Assets.

         (b)  FURTHER ACTION BY BUYER.    At any time and from time to time, at
or after the Closing, upon request of Seller, Buyer shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required in order to better assure and confirm to Seller the assumption by

Buyer of the obligations to render performance which are to be assumed by Buyer pursuant to this Agreement.

                                 ARTICLE XI
                            POST-CLOSING COVENANTS

    11.1 TRANSITION PERIOD.   Seller shall use good-faith efforts for a period
of up to one hundred eighty (180) days after the Closing to cooperate and assist Buyer in connection with the operations of the Business and the Assets purchased by Buyer under this Agreement.

                                ARTICLE XII
                                TERMINATION

    12.1 TERMINATION.   This Agreement may be terminated and abandoned at any
time on or prior to the Closing Date:

         (a)  By the mutual consent in writing of Buyer and Seller;

         (b) By Buyer in writing if any of the material conditions to the obligations of Buyer contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing Date or if the results of Buyer's due diligence investigation of the Assets and business of Seller are not satisfactory to Buyer in all respects;

         (c) By Seller in writing if any of the material conditions to the obligations of Seller contained herein shall not have been satisfied or, if unsatisfied, waived as of the Closing Date;

         (d) By Buyer or Seller in writing if the Closing shall not have occurred by February 28, 1997, except that no party shall have the right to terminate this Agreement if the failure to close shall be the result of such party's failure to perform, in any material respect, its obligations hereunder.

    12.2 NO FURTHER FORCE OR EFFECT.    In the event of termination and
abandonment of this Agreement pursuant to the provisions of Section 13.1, this Agreement shall be of no further force or effect, except for the last sentences of Sections 5.3 and 6.1 and Section 14.1 which shall not be affected by termination of this Agreement.

                                  ARTICLE XIII
                                 MISCELLANEOUS

    13.1 EXPENSES.   Except as otherwise expressly provided herein, Seller and
Buyer shall each pay their own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions be consummated.

    13.2 ENTIRE AGREEMENT.   This Agreement, together with the Schedules and
other agreements contemplated herein, constitutes the entire contract and shall supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any manner by any representations or warranties except as specifically set forth herein or in any Schedule hereto or agreement executed in connection herewith or expressly required to be made or delivered pursuant thereto.

    13.3 SUCCESSORS AND ASSIGNS.    The terms and conditions of this Agreement
shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

    13.4 IDENTICAL COUNTERPARTS.   This Agreement may be executed in one or
more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

    13.5 HEADINGS.   The headings of the paragraphs and subparagraphs of this
Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

    13.6 USE OF CERTAIN TERMS.   As used in this Agreement, the words "herein,"
"hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

    13.7 MODIFICATION AND WAIVER.   Any of the terms or conditions of this
Agreement may be waived in writing at any time, whether before or after action thereon by the party which is entitled to the benefits thereof; and this Agreement may be modified or amende at any time, whether before or after action thereon by the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

    13.8 OTHER REMEDIES.   Except as otherwise provided herein, any and all
remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

    13.9 NOTICES.   All notices, consents, requests, instructions, approvals
and/or communications provided for herein, shall be validly given, made or served if in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    (i)  If to Seller:  Bruce D. MacDonald
                        8080 North Central Expressway, Suite 1610, LB-46 Dallas, Texas 75206

         with copy to:  Lee Wilkins, Esq.
                        300 Crescent Court, Suite 500
                        Dallas, Texas 75201

    (ii) If to Buyer:   CD Warehouse, Inc.
                        Attn:  Jerry W. Grizzle
                        P.O. Box 602
                        Edmond, OK   73083-0602

         with copy to:  Bruce W. Day, Esq.
                        Day, Edwards, Federman, Christensen & Propester, P.C. 210 Park Avenue
                        29th Floor Oklahoma Tower
                        Oklahoma City, Oklahoma 73102

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail.

    13.10     GOVERNING LAW.   This Agreement has been executed and delivered
in the State of Texas and will be construed and enforced in accordance with and governed by the laws of the State of Texas. This Agreement will not be construed for or against a party merely because that party prepared it, but will at all times be construed according to its fair meaning.

    13.11     NO AGENT'S FEES.   Buyer represents to Seller, and Seller
represents to Buyer, that there is no agent's broker's or finder's fees or commission payable or that will be payable in connection with the transactions contemplated hereby by virtue of or resulting from any action or agreement by it. Buyer hereby agrees to indemnify and hold harmless Seller, and Seller agrees to indemnify and hold harmless Buyer, from and against any claim, demand, liability, loss, cost or expense (including reasonable attorneys' fees and expenses) on account of or in connection with any agent's, broker's or finder's fees or commissions payable or alleged to be payable in connection with this Agreement or the transactions contemplated hereby virtue of or resulting from any action or agreement on the part of such indemnifying party.

    13.12     BINDING ARBITRATION.   EACH PARTY TO THIS AGREEMENT AGREES THAT
ANY DISPUTE OR CONTROVERSY ARISING BETWEEN ANY OF THE PARTIES TO THIS AGREEMENT, OR ANY PERSON OR ENTITY IN PRIVITY THEREWITH, OUT OF THE TRANSACTIONS EFFECTED AND RELATIONSHIPS CREATED PURSUANT TO THIS AGREEMENT AND EACH OTHER AGREEMENT CREATED IN CONNECTION HEREWITH, INCLUDING ANY DISPUTE OR CONTROVERSY REGARDING THE FORMATION, TERMS, OR CONSTRUCTION OF THIS AGREEMENT, REGARDLESS OF KIND OR CHARACTER, MUST BE RESOLVED THROUGH BINDING ARBITRATION. EACH PARTY TO THIS AGREEMENT AGREES TO SUBMIT SUCH DISPUTE OR CONTROVERSY TO ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION IN DALLAS, TEXAS, AND FURTHER AGREES TO BE BOUND BY THE DETERMINATION OF ANY ARBITRATOR OR ARBITRATION PANEL EMPANELED BY THE AMERICAN ARBITRATION ASSOCIATION TO ADJUDICATE THE DISPUTE. JUDGMENT ON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY SUCH DISPUTE OR CONTROVERSY IN A COURT OF COMPETENT JURISDICTION AND, FURTHER, MAY SEEK

PROVISIONAL OR ANCILLARY REMEDIES INCLUDING TEMPORARY OR INJUNCTIVE RELIEF IN CONNECTION WITH SUCH DISPUTE OR CONTROVERSY IN A COURT OF COMPETENT JURISDICTION, PROVIDED THAT THE DISPUTE OR CONTROVERSY IS ULTIMATELY RESOLVED THROUGH BINDING ARBITRATION CONDUCTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS SECTION.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.


                             SELLER:

                             BRUCE D. MACDONALD

                                    /s/ BRUCE D. MACDONALD
                             -------------------------------------
                                       Bruce D. MacDonald


                             BUYER:

                             CD WAREHOUSE, INC.


                             By:        /s/ JERRY W. GRIZZLE
                                -------------------------------------
                                     Jerry W. Grizzle, President

                               ASSET PURCHASE AGREEMENT

                            LIST OF SCHEDULES AND EXHIBITS



SCHEDULES

    1.1  Contract - Assumed and Assigned
    3.1  Encumbrances
    3.2  Inventory
    3.3  Physical Properties
    3.5  Litigation
    3.9  Insurance
    3.10 Taxes
    3.11 Certain Changes or Events
    4.4 Compliance with Laws and Licenses, Franchises Permits and Governmental Authorization

EXHIBITS

    A    Bill of Sale
    B    Subscription Agreement